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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors
Go2Net, Inc.:

    We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-63729) pertaining to the Go2Net, Inc. 1996 Stock Option Plan and Silicon Investor, Inc. 1996 Stock Plan, the Registration Statement
(Form S-3 No. 333-63725) pertaining to the registration of 1,295,536 shares of Common Stock of Go2Net, Inc., the Registration Statement (Form S-3 No. 333-76069) pertaining to the registration of 717,390 shares of Common Stock of Go2Net, Inc., the Registration Statement (Form S-8 No. 333-76071) pertaining to the Go2Net, Inc. 1996 Stock Option Plan and Web21 Stock Option Plan, the Registration Statement (Form S-8 No. 333-82765) pertaining to the Authorize.Net Corporation 1999 Stock Incentive Plan, the Haggle Online, Inc. Stock Option Agreement, and the IQC Corporation Stock Option Agreement, the Registration Statement (Form S-3 No. 333-82773) pertaining to the registration of 1,512,514 shares of Common Stock of Go2Net, Inc. and the Registration Statement (Form S-3 No. 333-86529) pertaining to registration of 686,900 shares of Common Stock of Go2Net, Inc. of our report dated December 17, 1999 with respect to the consolidated balance sheets of Go2Net, Inc. and Subsidiaries as of September 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 annual report on Form 10-K of Go2Net, Inc. and subsidiaries.

                                          KPMG LLP

Seattle, Washington
December 29, 1999